Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Emclaire Financial Corp of our report dated March 19, 2021, relating to the financial statements appearing in the Annual Report on Form 10-K of Emclaire Financial Corp for the year ended December 31, 2020.

/s/Crowe LLP

Crowe LLP

Oak Brook, Illinois
May 20, 2021